UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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SHUTTERFLY, INC.
(Name of Registrant as Specified in Its Charter)

MARATHON PARTNERS L.P.
MARATHON FOCUS FUND L.P.
MARATHON PARTNERS 4X6 FUND, L.P.
CIBELLI RESEARCH & MANAGEMENT, LLC
MARATHON PARTNERS EQUITY MANAGEMENT, LLC
MARIO D. CIBELLI
MARWAN FAWAZ
THOMAS D. HUGHES

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Marathon Partners Equity Management, LLC (“Marathon Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Shutterfly, Inc.

On June 1, 2015, Marathon Partners issued the following press release:

ISS RECOMMENDS THAT SHUTTERFLY SHAREHOLDERS VOTE FOR CHANGE ON MARATHON PARTNERS’ BLUE PROXY CARD

ISS Concludes “Significant Change at the Board Level is Warranted” and Recommends Shareholders Elect Mario Cibelli and Thomas D. Hughes on Marathon Partners’ BLUE Proxy Card

ISS States That “the Board Has Maintained CEO Compensation at Elevated Levels and Permitted the Pay Gap Versus Peers to Widen” Despite the “Vast Decline in Shareholder Support for the Executive Compensation over the Last Three Annual Meetings”

ISS Concludes “for Yet Another Year – a Vote AGAINST the Executive Compensation is Warranted” and Also Recommends Shareholders Vote AGAINST Management’s Proposal to Increase Its Already “Excessive” Equity Incentive Plan

Marathon Partners is Extremely Gratified by ISS’ Strong Show of Support and Urges All Shareholders to Vote on the BLUE Proxy Card to Elect Mario Cibelli, Marwan Fawaz and Thomas D. Hughes

NEW YORK, NY – June 1, 2015 – Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), one of the largest shareholders of Shutterfly, Inc. (“Shutterfly” or the “Company”)(NASDAQ:SFLY), today announced that Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, has recommended that Shutterfly shareholders vote on Marathon Partners’ BLUE proxy card to elect two of Marathon Partners’ highly qualified nominees, Mario Cibelli and Thomas D. Hughes, to the Shutterfly Board of Directors (the “Board”) at the upcoming 2015 Annual Meeting.  Due to severe concerns ISS highlighted with the Company’s executive compensation and lack of responsiveness to shareholder concerns, ISS also recommended that Shutterfly shareholders reject both the Company’s “Say on Pay” proposal and proposal to increase the shares available under Shutterfly’s Equity Incentive Plan.

Importantly, ISS recommended that Shutterfly shareholders “DO NOT VOTE” on the Company’s white proxy card.

Marathon Partners urges all Shutterfly shareholders to follow ISS’ recommendation for change on the Shutterfly Board. Vote the BLUE proxy card TODAY to elect all three of Marathon Partners’ highly qualified nominees, Mario Cibelli, Marwan Fawaz and Thomas D. Hughes, at the 2015 Annual Meeting.

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s total shareholder return, operating performance, executive compensation and board responsiveness, as well as the strong experience and qualifications of Marathon Partners’ nominees.  ISS concluded that shareholders should vote for change on the BLUE proxy card saying:

“It is unfortunate that any long-term shareholder has to initiate a proxy contest to fully raise these issues, much less resolve them: a well-functioning board, shareholders have to believe, would have addressed them long before a contest became necessary, else what is the point of electing a board to begin with? Instead, as the evidence the dissidents have presented that years of poor stewardship by the incumbent board have led to an untenable situation in which the interests of shareholders collectively hold little sway in compensation, incentives, and strategy, it appears that significant change at the board level is warranted.”

“There are several aspects of the board oversight that could be improved, particularly the areas relating to executive compensation and shareholder responsiveness. The board could also be improved by having a stronger shareholder voice, as many decisions of the current board appears to have too little regard for this perspective. Cibelli’s significant holdings – approximately four times the aggregate ownership of the incumbent board, we reiterate – as well as his extensive knowledge as a long-term investor in the company and the sector, and his evident strength of conviction and willingness to challenge board actions which suboptimize shareholder interests, suggest that he may be a necessary addition to the board.

“Hughes’ operational experience in photo merchandizing and manufacturing also appears particularly well-suited to this company's strategy and outlook. Hughes has launched two photo book companies in the past and has experience of the operation from both revenue generation and manufacturing and supply chain management perspectives. The dissident also believes that Hughes could step in an operational role at the company if needed, which may be a critical strength for the independent directors generally.

“Shareholders should vote on the dissident card FOR dissident nominees Cibelli and Hughes.”

Excerpts from ISS' Analysis & Recommendation

On Shutterfly’s Total Shareholder Return and Operational Underperformance:

“…the company’s TSR underperformed all three indexes over the 1- and 3-year periods ending on Sep. 24, 2014, the day prior to the dissident’s 13D filing. It underperformed all three indexes in 1-, 2-, 3-, and 4- year TSR, when extending the measurement past the unaffected date to May 26, 2015.”

“The difference between the accomplishments the company touts, and the outcomes for shareholders over the same period, could not be more stark. It has, as the board points out, grown revenue from less than $100 million to around $1 billion under the tenure of this CEO, in the process reporting dominant market share, and its market capitalization has grown from $100 million to $1.8 billion. But its total return to shareholders over the past four years has largely underperformed relevant benchmarks. Despite top line growth, it has not been unable to realize operating leverage, leaving operating income at levels similar to what it reported five years ago and each of EBITDA and operating margins lower by approximately three percentage points.”

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“However, the company’s top line growth has not been translated into proportional increase in bottom line results. The company’s annual operating income, for example, was $6 million for 2014 vs. $9 million in 2009. As the company grew in scale, instead of realizing operating leverage that could result in margin expansion, it experienced declines in operating and EBITDA margins. These margins were compressed by around three percentage points between 2009 and 2014, while revenue increased 2.7 times during the same period. Return on invested capital fell to a mere 0.3%, which appears to underscore shareholder concerns about the effectiveness of the board's capital allocation.”

On Shutterfly’s Troubling Executive Compensation Practices and Lack of Responsiveness to Shareholder Concerns:

“Executive compensation is a core issue for this contest. Item 3 of this report evaluates the executive compensation in extensive detail, concluding that – for yet another year – a vote AGAINST the executive compensation is warranted.”

“Most importantly about both the adjusted EBITDA and the adjusted FCF metrics, however, is that neither focuses on all-in profitability of the firm. If the overwhelming metric in the compensation plan is revenue growth, without a compelling counterbalance on commensurate profitability growth, shareholders are likely to end up – as they appear to have ended up here – with a quadrupling of revenue but flat margins, as though scale conveyed no operating leverage at all. Under this incentive plan, the CEO must first meet an adjusted EBITDA hurdle – but all subsequent increases to his incentive payout depends on achieving revenue increases, not EBITDA or profitability improvements. Incremental revenue alone does not increase payout, but once the adjusted EBITDA hurdle is met, incremental EBITDA does not lead to pay increases.”

“Despite the vast decline in shareholder support for the executive compensation over the last three annual meetings – in the most recent vote, the MSOP cleared 50% support by one-tenth of a percentage point – the board has maintained CEO compensation at elevated levels and permitted the pay gap versus peers to widen. Although the board states – three years into widespread shareholder revolt at its pay practices – it recently initiated conversations with shareholders which led to changes in its incentive plan. As demonstrated above but also discussed more fully in our analysis of the MSOP proposal below, these changes appear to have left significant opportunity for improvement, raising the question whether the board's “responsiveness” represents a change of heart and willingness to address the real issues, or an attempt to find the minimal response which will allow it to maintain that tenth-of-a-percentage-point margin of ‘victory’.”

“CEO pay, however, hews closer to the trend in revenue growth than the trend in shareholder returns, resulting in what is a troublingly large multiple of total pay to even the median of the company's own pay peers, let alone a more representative selection. At some point – this may be that point – shareholders need ask the hard question the board appears to be ignoring: what, exactly, is the value proposition that justifies this expense? And if the issue continues to be masked by incentive compensation metrics which ignore the huge costs the board itself, in justifying its incentive compensation practices and recent CEO retention grants, appears to believe are among the most critical costs for delivering shareholder value, at what point do shareholders have to take stronger measures to voice their dissatisfaction than voting in huge numbers against ratification of the MSOP proposal?”

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“Additionally, there are several ongoing and new concerns raised. As a result of two salary increases, base salary is now above the peer median. And while incentive target percentage was not raised, the target incentive will increase as a result of the salary increase. In addition, for 2014 and 2015 the performance metrics used for the PBRSUs were essentially the same as for the annual incentive plan, which may lead executives to overly focus on narrow aspects of company performance and could result in duplicate payouts for a single accomplishment. Still further, it does not appear that revenue and EBITDA goals for performance equity are disclosed, which impedes shareholders’ ability to assess their rigor.”

On Shutterfly’s Out-of-Cycle Grant to CEO Jeffrey T. Housenbold in late 2014:

“However, several concerns were added as a result of the additional retention awards to Housenbold. The company stated (and our report last year noted) a planned decrease in equity compensation and total compensation to the CEO. As a result of the extra RSU award, his compensation increased 21 percent for the year. Even considering the company’s rationale that the $6.8 RSU granted in 2014 should be considered 2015 compensation, this award, coupled with the estimated $8.56 PBRSU award (to be disclosed in next year’s proxy), indicates an increase for that year, as opposed to a decrease. For the year in review, CEO compensation is over five times the peer average and discounting the extra RSU grant would be over three times peer average.”

Mario Cibelli, Managing Member of Marathon Partners, stated, “ISS’ strong showing of support for our nominees provides significant validation that changes to the composition of the Shutterfly Board are needed at this time to ensure that the best interests of shareholders are looked after at all times.  If elected, Marwan Fawaz, Tom Hughes, and I are firmly committed to working constructively with the other Board members and Shutterfly employees to achieve the best possible success for Shutterfly while representing the best interests of all shareholders.”

Concluded Cibelli, “We greatly appreciate the strong support from ISS and from shareholders who have already voted for Marathon Partners’ nominees on the BLUE proxy card.  We urge all of our fellow shareholders to vote their BLUE proxy card today to elect our highly-qualified director nominees to the Shutterfly Board.”

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO ENHANCE THE VALUE OF YOUR SHUTTERFLY INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

About Marathon Partners:
Marathon Partners Equity Management, LLC is a fundamental, research intensive investment firm that deploys capital with a long-term investment horizon.

Investor contacts:
Mario Cibelli
Marathon Partners Equity Management, LLC
(212) 490-0399

Bruce Goldfarb / Patrick McHugh
Okapi Partners LLC
(212) 297-0720

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